Exhibit 99.1

4th Quarter & Full Year 2008 Earnings Call Tuesday February 24, 2009 Time/Date: 10:00 a.m. ET Phone: (800) 288-9626 (U.S.) (612) 332-0530 (Int’l) Passcode: 985183 Hertz Global Holdings, Inc.

2 Safe Harbor Statement Certain statements made within this presentation contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of performance and by their nature are subject to inherent uncertainties. Actual results may differ materially. Any forward-looking information relayed in this presentation speaks only as of February 24, 2009, and the Company undertakes no obligation to update that information to reflect changed circumstances. Additional information concerning these statements is contained in the Company’s press release regarding its Fourth Quarter and Full Year results issued on February 23, 2009, and the Risk Factors and Forward-Looking Statements sections of the Company’s 2007 Form 10-K and its Form 10-Q for the three months ended September 30, 2008. Copies of these filings are available from the SEC, the Hertz web site or the Company’s Investor Relations Department.

3 Today’s Agenda Industry & Strategic Overview Mark Frissora, Chairman and CEO Operating Results Overview Elyse Douglas, Executive VP and CFO Outlook Mark Frissora, Chairman and CEO Question & Answer Session Please see the company’s February 23, 2009, press release for reconciliation and explanation of all non-GAAP measures contained in this slide presentation.

4 Overview Unprecedented Challenges in Q4:08 Precipitous slowdown in consumer spending Reduced demand for industrial & construction equipment Excess fleet capacity Pressured pricing environment Continue to Right Size Streamline cost structure Optimizing fleet levels Strong Cash Flow Generation $1.8 billion total net cash flow generation in Q4:08 Change in net debt excluding currency effects $431 million levered after tax cash flow in Q4:08 FY08 19% cash flow yield, better than 12% in FY07, despite tougher environment in 2008 Defined as 2008 total net cash flow of $593mm divided by 325.5mm shares, divided by the FY08 average price per share of $9.52.

5 Industry Trends RAC closely linked to GDP US GDP fell 3.8% in Q4:08 Worst performance since 1982 European GDP lower 1.5% in fourth quarter Deepest drop since Euro Zone establishment in 1999 HERC – construction & industrial equipment rental markets tied to commercial lending The U.S. market represents 66% of our total worldwide car rental revenue, and 70% of total equipment rental revenue for Q408 The European market makes up 25% of our worldwide car rental revenue, and 11% of total equipment rental revenue for Q408

RAC Volumes U.S. airline passenger traffic was down 10% in Q4:08 U.S. hotel occupancy fell 8% in Q4:08 For Hertz, Worldwide car rental volume, measured by transactions, declined by about 11% in Q4:08 U.S. commercial accounts primary driver of volume decline U.S. total commercial transactions fell 16% in Q4:08. Worldwide transaction days fell only 7% Q4:08, and 1% for the full year. 6

RAC Pricing Car rental industry pricing constrained by: Aggressive competition for corporate rental accounts Able to retain 99% of our business customers in the fourth quarter, although commercial pricing has been impacted as a result Industry rental fleet overcapacity Soft used-car market Worldwide car rental revenue-per-day came down 5% in Q4:08 as higher portion of mix was leisure rentals FY2008, worldwide car rental revenue per day was down 2% 7

RAC Fleet Typical seasonal returns of OEM program cars in Q4 helped to further right-size car rental fleet. Sold very few risk cars Q4:08 when residual values were at their lowest levels Significant number of auction sales executed in Q3:08, when pricing was much better Reduced global car rental fleet by roughly 9% compared with Q4:07 Lower prices on declining volume and a tighter fleet drove worldwide car rental revenue down 15%, or 11% excluding currency effects in Q4:08 8

9 Equipment Rental Overview Demand continues to decline as investment in commercial construction & industrial markets slow Worldwide HERC volume down 16% in Q4:08 Volume down 6% for FY2008 Worldwide HERC pricing down 2% in Q4:08 YoY; down 1% for FY08 Worldwide equipment rental fleet 11% smaller vs. Q4:07; and 8% smaller than Q3:08 on a 1st cost basis. Total worldwide equipment rental revenue down 21%, or 17% excluding currency effects in Q4:08 Total equipment rental revenue fell 6% for FY2008, or 7% currency adjusted Industry still working to right size fleet as pace of demand falls rapidly

10 Actions Taken to Remain Competitive Tight Fleet Management Program cars represented bulk of Q4 deletions, as is typical at year end Program cars are those vehicles returned to OEMs, as contractually negotiated – no residual value risk Risk car sales minimal in Q4:08 as a result of heavy selling in Q3:08 Risk cars are those vehicle we sell ourselves in the used car market Worldwide Risk / program car mix was 72% / 28% at December 31, 2008

Actions Taken to Remain Competitive Lean Six Sigma to reengineer processes for increased efficiency Renegotiating 3rd party vendor contracts Merging back office operations Introducing self-service kiosks at airport locations Workforce contraction as demand continues to fall 7,000 employees cut; 19% of global workforce in 2008 4,000 employees laid off in latest restructuring between November 2008 and February 2009 Store rationalization Closed net 8% equipment rental facilities in 2008 Opened net 3% more corporate car rental locations -- more or less divided equally between on airport and off airport sites. In 2008, added 67 net locations to serve U.S. off-airport market At December 31, 2008, 4,400 corporate car rental locations compared with 4,270 in 2007. Refinement of footprint allows marketing and operational efforts focused on most profitable, highest volume locations. Plans for additional adjustments, but expect to be completed with this initiative by the end of Q1:09 11

12 Cost Savings Update Remain focused on delivering incremental cost savings: 2007: $187mm in savings realized 2008: $313mm savings achieved 2009: $350mm savings expected (ahead of schedule) 2010: $800mm+ cumulative savings by end of year (on target) Efficiency initiatives offset by: Lower volume and pricing in both car & equipment rental markets Inflation: fleet depreciation, vehicle maintenance

13 Maintaining Balance: Pursuing Growth Diversified and Innovative Offerings Connect by Hertz – Car Sharing Service Signed over 2,100 members since December 2008 launch Available in NY, London, Paris. Contracts with Ohio State and Pepperdine University – a new demographic Signing corporate accounts – Marriott Hotels Multi-month rentals, pre-paid rentals, partnership incentives Added new accounts in Q4:08 46 new car rental accounts (FY08: 240 net new accounts) Off-airport: Recognized or Preferred supplier at 185 of 209 largest U.S. insurance companies 38 new national equipment rental accounts in $500,000+ revenue category secured in 2008 16 of these new accounts are in industrial sector Geographic expansion Equipment rental: China entry July 2008 Car rental: Locations in China opening in Spring 2009

Focused on Growth Customer service is number one priority and growth catalyst In North American car rental business, 2008 Net Promoters Score (NPS), or the number of net promoters, increased 3% over 2007, despite workforce and fleet reductions. Net promoters are customers who consider themselves loyal Hertz enthusiasts, who will keep renting and will refer others. In Europe, NPS improved by 26% in a very challenging operating environment. 2008: Numerous publications worldwide, like Condé Nast Traveler, Travel Weekly and Travel & Leisure, to name just a few, touted Hertz performance with 25 different industry awards for service, customer loyalty, environmental progress and brand awareness. 14

15 Disciplined Cash Flow & Liquidity Management Ample Liquidity - $4.8 billion at year end $594 million unrestricted cash $4.2 billion unused borrowing capacity Subject to borrowing base availability Includes $825mm ABS fleet facility added in Sept. 2008 Strong Cash Flow Generation Total net cash flow $1.8 billion in Q4:08 Change in net debt excluding currency effects Defleeting of car and equipment rental fleets generates cash flow Lower Fleet Acquisitions Lower demand for rentals Better built, longer life cars and equipment All of industry aging fleets

16 Fourth Quarter 2008 Financial Results 16 <35> days <41> days Working Capital Days $1,729.1 $1,767.0 Total Net Cash Flow $586.8 $430.5 Flow After Fleet Growth Levered After-Tax Cash $385.2 $116.9 Corporate EBITDA $0.29 ($0.22) Adjusted Diluted Earnings (Loss) Per Share $93.9 ($73.0) Adjusted Net Income (Loss) $152.5 ($103.7) Adjusted Pre-Tax Income (Loss) Non-GAAP $881.0 $520.7 Net Cash From Operating Activities $0.25 ($3.76) Diluted Earnings (Loss) per Share $80.7 ($1,214.2) Net Income (Loss) $81.3 ($1,446.2) Pre-Tax Income (Loss) GAAP $2,138.8 $1,788.7 Revenue Actual Actual Q4 2007 Q4 2008 $ in millions, except per share calculations

17 Q4 2008 Financial Results Revenue - $1.79 billion Lower by 16% YoY, excluding FX lower 12% YoY Impacted by global recession Lower rental volumes Pricing pressures Pre-Tax Loss $1.4 billion – $280 million loss, excluding impairment charge $1.2 billion impairment charge $94 million in restructuring & restructuring related charges Headcount reduction Location closings $44 million non-cash deferred debt financing costs Corporate EBITDA - $117 million vs. $385 million in Q4:07 Falling volumes, lower rental pricing, diminished residual values HERC Corporate EBITDA margin at 43% Adjusted EPS – $0.22 loss per share vs Q4:07 FY08 positive $0.42 per share GAAP EPS – Q4:08 loss of $3.76 per share; FY08 loss $3.73 per share Impairment charge represented $3.05 per share

18 Summary R-A-C Stats Attempts to increase U.S. price unsustainable due to excess industry fleet Europe raises Q4:08 prices 10% in leisure market Length per transaction continues to growth as mix shifted toward leisure rentals All statistics exclude impact of foreign exchange. 1.7% -0.8% 0.9% -1.0% -0.1% U.S. Off-Airport 4.9% -9.9% -5.5% -1.9% -7.3% U.S. On-Airport * 2.8% 1.7% 4.5% -3.5% 0.8% International 4.7% -8.0% -3.7% -2.0% -5.7% Domestic * 4.7% -5.5% -1.1% -2.3% -3.4% Worldwide FY 08 vs FY 07 0.5% -4.9% -4.5% -1.5% -5.9% U.S. Off-Airport 6.4% -15.9% -10.5% -5.9% -15.8% U.S. On-Airport * 1.8% -4.7% -3.0% -4.3% -7.2% International 5.6% -13.6% -8.7% -5.2% -13.5% Domestic * 4.8% -11.2% -6.9% -4.7% -11.3% Worldwide Length Transactions Transaction Days Rental Rate Revenue Per Day Rental Rate Revenue Q408 vs Q407 Worldwide Rent-A-Car

19 R-A-C Fleet Management Worldwide Fleet Efficiency: +12bps for FY 2008 Q4:08 challenged by falling demand US Vehicle Disposal Defleeted 12,000 more vehicles in Q4:08 versus Q4:07 Over the same period, sold 53% fewer risk cars Aggressive third quarter used-car sales reduced risk capacity going into Q4 As percent of initial capital cost, average residual value declined 11 pps YoY Risk cars made up 74% of US fleet at Dec. 31, 2008 Signs of improvement Manheim Index showed ~4% increase in wholesale used car prices from Dec.–Jan. 2009 Fleet Plan Lower volume of new car acquisitions expected Very minimal purchase commitments for 2009 Adequate supply of reasonably priced new cars to flex up, if necessary Continue to age U.S. fleet Average fleet age 10 months at 12/31/08, +2 months year-over-year

20 Worldwide HERC Continue to diversify revenue base Residential & Non-Residential construction revenue: 47% in Q408, down from 51% YoY Industrial based revenue: 23% in Q4:08, up from 20% YoY Pricing 2% lower in Q4:08 HERC Canada performed well in Q4:08 Volumes +3% YoY Hertz Plant Services Canadian Oil Sands Extraction Worldwide Fleet Age: 36 months, +2 months from Q3:08 Ability to age fleet further due to longer life mix of equipment Q4:08 Net Capex a $76mm reduction, representing a $126mm cash flow improvement for quarter Equipment sales on 1st cost basis totaled $197mm, generating $199mm less investment in fleet growth over Q4:07 For FY08, used equipment sold on first-cost basis totaled $583mm, generating $775mm in less investment fleet growth over 2007. ($ in millions) Q4 2008 Q4 2007 Change Maintenance Capex $80 $79 $1 Growth Capex ($215) ($16) ($199) Foreign Exchange Impact $59 ($13) $72 Net Capex** ($76) $50 ($126) **Before Purchase Accounting

21 Q4:08 Balance Sheet Sufficient liquidity to meet 2009 refinancing needs Total liquidity available: $4.8 billion* $594 million unrestricted cash $1.3 billion unfunded corporate debt capacity $2.9 billion unfunded fleet debt capacity Cash Flow positive $430 million levered cash flow Driven by lower HERC fleet investments $1.8 billion total net cash flow Demonstrates ability to adjust fleet rapidly Working Capital Days (41) days vs. (35) days Covenants in compliance Consolidated leverage ratio at 3.71x (Max 5.25x)** Interest coverage ratio was 2.90x*** (Min. 2.0x) *Subject to Borrowing Base Limitation – $1.5 billion borrowing base available at 12/31/08, $0.6 million cash ** Revised from Max of 5.75x *** Revised from 2.94x

22 Update on Taxes Full year 2008, GAAP effective income tax rate was 14.5% Cash income taxes paid totaled $33 million Low 2008 effective income tax rate primarily attributable to recording valuation allowance on certain U.S. deferred tax assets that Hertz believes may not be realized as well as impairment losses for which no tax benefit can be realized.

23 Outlook Contingency planning is accelerating and ongoing as worst-case scenarios play out. Hertz imperative going forward is to ensure costs remain closely aligned with demand. This will be achieved through: Car and equipment sales, Consolidating administrative processes, Further headcount adjustments as necessary, Continued efficiency initiatives like Lean and Six Sigma Preserving financial strength Already identified an incremental $350 million in savings for 2009. Expect to see improving profit retention throughout 2009.

Outlook Increased prices on North American car rentals at airport locations in early 2009. Based upon publicly available information, competitors have also increased prices during this time period -- indicative of tighter fleets in the industry compared to Q4:08 Focus is clearly on rightsizing and not simply downsizing company. Balancing cost savings with investments back into the business. For example, we remain committed to growing in niche segments, where we can capture high returns over a one-year payback period. We have new programs in the pipeline that represent anywhere from $300 to $400 million of sales growth. 24

25 Non-GAAP Measures EBITDA Corporate EBITDA Adjusted Pre-Tax Income (including Adjusted DOE and Adjusted SGA) Adjusted Net Income Adjusted Diluted Earnings Per Share Net Corporate Debt Net Fleet Debt The following non-GAAP measures will be used in the presentation: Definitions and reconciliations of these non-GAAP measures are provided at the end of the presentation. Corporate Restricted Cash Restricted Cash Associated with Fleet Debt Total Net Cash Flow Levered After-Tax Cash Flow Before Fleet Growth Levered After-Tax Cash Flow After Fleet Growth Car Rental Rate Revenue and Car Rental Rate Revenue Per Transaction Day (RPD) Equipment Rental and Rental Related Revenue

Table 1

HERTZ GLOBAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

Unaudited

	Three Months Ended		As a Percent
	December 31,		of Total Revenues
	2008	2007	2008	2007
Total revenues	$1,788.7	$2,138.8	100.0%	100.0%

Expenses:
Direct operating	1,128.2	1,149.0	63.1%	53.7%
Depreciation of revenue earning equipment	535.4	504.5	29.9%	23.6%
Selling, general and administrative	173.9	189.9	9.7%	8.9%
Interest, net of interest income	228.5	214.1	12.8%	10.0%
Goodwill and other intangible asset impairment	1,168.9	—	65.3%	—%
Total expenses	3,234.9	2,057.5	180.8%	96.2%
Income (loss) before income taxes and minority interest	(1,446.2)	81.3	(80.8)%	3.8%
Benefit for taxes on income	236.6	4.7	13.2%	0.2%
Minority interest	(4.6)	(5.3)	(0.3)%	(0.2)%
Net income (loss)	$(1,214.2)	$80.7	(67.9)%	3.8%

Weighted average number of shares outstanding:
Basic	323.0	321.7
Diluted	323.0	326.2

Earnings (loss) per share:
Basic	$(3.76)	$0.25
Diluted	$(3.76)	$0.25

	Year Ended		As a Percent
	December 31,		of Total Revenues
	2008	2007	2008	2007
Total revenues	$8,525.1	$8,685.6	100.0%	100.0%

Expenses:
Direct operating	4,930.0	4,644.1	57.8%	53.4%
Depreciation of revenue earning equipment	2,194.2	2,003.4	25.8%	23.1%
Selling, general and administrative	769.6	775.9	9.0%	8.9%
Interest, net of interest income	845.2	875.4	9.9%	10.1%
Goodwill and other intangible asset impairment	1,168.9	—	13.7%	—%
Total expenses	9,907.9	8,298.8	116.2%	95.5%
Income (loss) before income taxes and minority interest	(1,382.8)	386.8	(16.2)%	4.5%
(Provision) benefit for taxes on income	200.6	(102.6)	2.4%	(1.2)%
Minority interest	(20.8)	(19.7)	(0.2)%	(0.2)%
Net income (loss)	$(1,203.0)	$264.5	(14.0)%	3.1%

Weighted average number of shares outstanding:
Basic	322.7	321.2
Diluted	322.7	325.5

Earnings (loss) per share:
Basic	$(3.73)	$0.82
Diluted	$(3.73)	$0.81

Table 2

HERTZ GLOBAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions)

Unaudited

	Three Months Ended December 31, 2008				Three Months Ended December 31, 2007
	As			As	As			As
	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted
Total revenues	$1,788.7	$—		$1,788.7	$2,138.8	$—		$2,138.8

Expenses:
Direct operating	1,128.2	(106.6	)(a)	1,021.6	1,149.0	(22.9	)(a)	1,126.1
Depreciation of revenue earning equipment	535.4	(6.9	)(b)	528.5	504.5	(6.6	)(b)	497.9
Selling, general and administrative	173.9	(16.3	)(c)	157.6	189.9	(23.1	)(c)	166.8
Interest, net of interest income	228.5	(43.8	)(d)	184.7	214.1	(18.6	)(d)	195.5
Goodwill and other intangible asset impairment	1,168.9	(1,168.9	)(e)	—	—	—		—
Total expenses	3,234.9	(1,342.5)		1,892.4	2,057.5	(71.2)		1,986.3
Income (loss) before income taxes and minority interest	(1,446.2)	1,342.5		(103.7)	81.3	71.2		152.5
(Provision) benefit for taxes on income	236.6 (f)	(201.3	)(g)	35.3	4.7 (f)	(58.0	)(g)	(53.3)
Minority interest	(4.6)	—		(4.6)	(5.3)	—		(5.3)
Net income (loss)	$(1,214.2)	$1,141.2		$(73.0)	$80.7	$13.2		$93.9

	Year Ended December 31, 2008				Year Ended December 31, 2007
	As			As	As			As
	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted
Total revenues	$8,525.1	$—		$8,525.1	$8,685.6	$—		$8,685.6

Expenses:
Direct operating	4,930.0	(263.5	)(a)	4,666.5	4,644.1	(85.0	)(a)	4,559.1
Depreciation of revenue earning equipment	2,194.2	(22.6	)(b)	2,171.6	2,003.4	(19.6	)(b)	1,983.8
Selling, general and administrative	769.6	(64.8	)(c)	704.8	775.9	(63.4	)(c)	712.5
Interest, net of interest income	845.2	(100.2	)(d)	745.0	875.4	(105.9	)(d)	769.5
Goodwill and other intangible asset impairment	1,168.9	(1,168.9	)(e)	—	—	—		—
Total expenses	9,907.9	(1,620.0)		8,287.9	8,298.8	(273.9)		8,024.9
Income (loss) before income taxes and minority interest	(1,382.8)	1,620.0		237.2	386.8	273.9		660.7
(Provision) benefit for taxes on income	200.6 (f)	(281.3	)(g)	(80.7)	(102.6)	(128.6	)(g)	(231.2)
Minority interest	(20.8)	—		(20.8)	(19.7)	—		(19.7)
Net income (loss)	$(1,203.0)	$1,338.7		$135.7	$264.5	$145.3		$409.8

(a)          Represents the increase in amortization of other intangible assets, depreciation of property and equipment and accretion of certain revalued liabilities relating to purchase accounting.  For the three months ended December 31, 2008 and 2007, also includes restructuring and restructuring related charges of $87.1 million and $10.8 million, respectively.  For the years ended December 31, 2008 and 2007, also includes restructuring and restructuring related charges of $185.9 million and $41.2 million, respectively.  For the three months and year ended December 31, 2007, also includes vacation accrual adjustments of $6.3 million and $29.8 million, respectively.

(b)         Represents the increase in depreciation of revenue earning equipment based upon its revaluation relating to purchase accounting.

(c)          Represents an increase in depreciation of property and equipment relating to purchase accounting.  For the three months ended December 31, 2008 and 2007, also includes restructuring and restructuring related charges of $7.2 million and $20.2 million, respectively.  For the years ended December 31, 2008 and 2007, also includes restructuring and restructuring related charges of $56.6 million and $55.2 million, respectively.  For the three months and year ended December 31, 2007, also includes vacation accrual adjustments of $1.4 million and $6.5 million, respectively.  For all periods presented, also includes other adjustments which are detailed in Table 5.

(d)         Represents non-cash debt charges relating to the amortization of deferred debt financing costs and debt discounts.  For the three months and year ended December 31, 2008, also includes $4.0 million and $11.8 million, respectively, associated with the ineffectiveness of our interest rate swaps.  For the three months and year ended December 31, 2007, also includes $2.7 million and $20.4 million, respectively, associated with the ineffectiveness of our interest rate swaps.  For the three months and year ended December 31, 2008, also includes the write-off of $22.3 million and $30.0 million, respectively, of unamortized debt costs relating to those countries who did not participate in the take-out asset-based facilities.  For the year ended December 31, 2007, also includes the write-off of $16.2 million of unamortized debt costs associated with a debt modification.  Total adjusted interest, net of interest income, for the three months and year ended December 31, 2008, consists of net corporate interest of $72.4 million and $267.3 million, respectively, and net fleet interest of $112.3 million and $477.7 million, respectively, and for the three months and year ended December 31, 2007, net corporate interest of $66.1 million and $275.3 million, respectively, and net fleet interest of $129.4 million and $494.2 million, respectively.

(e)          Represents a non-cash goodwill and other intangible asset impairment charge.

(f)            For the three months ended December 31, 2007, includes tax benefits primarily related to the reduction of statutory tax rates in certain jurisdictions.  For the three months and year ended December 31, 2008, includes valuation allowances for losses in certain non-U.S. jurisdictions and the recording of valuation allowances on certain U.S. deferred tax assets that management believes may not be realized.

(g)         Represents a provision for income taxes derived utilizing a normalized income tax rate (34% for 2008 and 35% for 2007).

Table 3

HERTZ GLOBAL HOLDINGS, INC.

SEGMENT AND OTHER INFORMATION

(In millions, except per share amounts)

Unaudited

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues:
Car rental	$1,415.3	$1,668.4	$6,858.2	$6,920.6
Equipment rental	370.7	468.1	1,658.1	1,755.9
Other reconciling items	2.7	2.3	8.8	9.1
	$1,788.7	$2,138.8	$8,525.1	$8,685.6

Depreciation of property and equipment:
Car rental	$31.4	$31.0	$126.0	$130.8
Equipment rental	8.5	10.6	40.8	40.4
Other reconciling items	1.5	1.1	6.0	5.9
	$41.4	$42.7	$172.8	$177.1

Amortization of other intangible assets:
Car rental	$8.5	$8.2	$33.9	$30.4
Equipment rental	8.1	7.9	32.4	32.2
	$16.6	$16.1	$66.3	$62.6

Income (loss) before income taxes and minority interest:
Car rental (a)	$(594.7)	$89.4	$(385.3)	$468.6
Equipment rental (a)	(747.9)	84.3	(629.3)	308.5
Other reconciling items	(103.6)	(92.4)	(368.2)	(390.3)
	$(1,446.2)	$81.3	$(1,382.8)	$386.8

Corporate EBITDA (b) (c):
Car rental	$(36.3)	$154.4	$402.8	$737.9
Equipment rental	157.7	230.3	736.0	834.1
Other reconciling items	(4.5)	0.5	(38.6)	(30.5)
	$116.9	$385.2	$1,100.2	$1,541.5

Adjusted pre-tax income (loss) (b) (c):
Car rental	$(66.7)	$124.1	$289.1	$605.0
Equipment rental	46.0	102.3	272.0	373.8
Other reconciling items	(83.0)	(73.9)	(323.9)	(318.1)
	$(103.7)	$152.5	$237.2	$660.7

Adjusted net income (loss) (b) (c):
Car rental	$(44.0)	$80.7	$190.8	$393.3
Equipment rental	30.4	66.5	179.5	243.0
Other reconciling items	(59.4)	(53.3)	(234.6)	(226.5)
	$(73.0)	$93.9	$135.7	$409.8

Pro forma diluted number of shares outstanding (b)	325.5	324.8	325.5	324.8

Adjusted diluted earnings (loss) per share (b)	$(0.22)	$0.29	$0.42	$1.26

(a)                        For the three months and year ended December 31, 2008, includes the non-cash goodwill and other intangible asset impairment charges.  See Tables 5 through 7.

(b)                       Represents a non-GAAP measure, see the accompanying reconciliations and definitions.

(c)                        In 2008, the Company has reclassified its 2007 realized and unrealized gains/losses on derivatives from “other reconciling items” to “car rental.”  See Tables 5 through 7.

Note:         “Other reconciling items” includes general corporate expenses, certain interest expense (including net interest on corporate debt) as well as other business activities such as our third-party claim management services.  See Tables 5 through 7.

Table 4

HERTZ GLOBAL HOLDINGS, INC.

SELECTED OPERATING AND FINANCIAL DATA

Unaudited

	Three	Percent		Percent
	Months	change	Year	change
	Ended, or as	from	Ended, or as	from
	of Dec. 31,	prior year	of Dec. 31,	prior year
	2008	period	2008	period

Selected Car Rental Operating Data

Worldwide number of transactions (in thousands)	6,217	(11.2)%	27,375	(5.5)%
Domestic	4,453	(13.6)%	19,822	(8.0)%
International	1,764	(4.7)%	7,553	1.7%

Worldwide transaction days (in thousands)	28,856	(6.9)%	127,897	(1.1)%
Domestic	19,348	(8.7)%	85,701	(3.7)%
International	9,508	(3.0)%	42,196	4.5%

Worldwide rental rate revenue per transaction day (a)	$43.19	(4.7)%	$45.04	(2.3)%
Domestic	$41.05	(5.2)%	$42.88	(2.0)%
International (b)	$47.56	(4.3)%	$49.45	(3.5)%

Worldwide average number of company-operated cars during period	417,500	(6.0)%	455,200	(1.3)%
Domestic	275,900	(7.3)%	302,200	(3.6)%
International	141,600	(3.3)%	153,000	3.5%

Worldwide revenue earning equipment, net (in millions)	$6,501.4	(14.6)%	$6,501.4	(14.6)%

Selected Worldwide Equipment Rental Operating Data

Rental and rental related revenue (in millions) (a) (b)	$342.0	(18.4)%	$1,481.8	(7.2)%
Same store revenue growth, including initiatives (a) (b)	-13.8%	N/M	-5.7%	N/M
Average acquisition cost of revenue earning equipment operated during period (in millions)	$3,135.0	(11.0)%	$3,364.3	1.8%
Revenue earning equipment, net (in millions)	$2,190.1	(18.8)%	$2,190.1	(18.8)%

Other Financial Data (in millions)

Cash flows provided by operating activities	$520.7	(40.9)%	$2,095.5	(32.2)%
Levered after-tax cash flow before fleet growth (a)	(28.7)	N/M	(273.9)	N/M
Levered after-tax cash flow after fleet growth (a)	430.5	(26.6)%	167.7	(69.7)%
Total net cash flow (a)	1,767.0	2.2%	593.1	(30.0)%
EBITDA (a)	(628.9)	N/M	1,874.9	(46.2)%
Corporate EBITDA (a)	116.9	(69.7)%	1,100.2	(28.6)%

Selected Balance Sheet Data (in millions)

	December 31,		December 31,
	2008		2007
Cash and equivalents	$594.3		$730.2
Total revenue earning equipment, net	8,691.5		10,307.9
Total assets	16,451.4		19,255.7
Total debt	10,972.3		11,960.1
Net corporate debt (a)	3,817.0		3,984.7
Net fleet debt (a)	5,829.6		6,584.2
Total stockholders’ equity	1,474.4		2,913.4

(a)               Represents a non-GAAP measure, see the accompanying reconciliations and definitions.

(b)              Based on 12/31/07 foreign exchange rates.

N/M    Percentage change not meaningful.

Table 5

HERTZ GLOBAL HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In millions, except per share amounts)

Unaudited

ADJUSTED PRE-TAX INCOME (LOSS) AND ADJUSTED NET INCOME (LOSS)

	Three Months Ended December 31, 2008				Three Months Ended December 31, 2007
			Other				Other
	Car	Equipment	Reconciling		Car	Equipment	Reconciling
	Rental	Rental	Items	Total	Rental	Rental	Items	Total
Total revenues:	$1,415.3	$370.7	$2.7	$1,788.7	$1,668.4	$468.1	$2.3	$2,138.8
Expenses:
Direct operating and selling, general and administrative	995.1	279.2	27.8	1,302.1	1,055.1	256.1	27.7	1,338.9
Depreciation of revenue earning equipment	444.0	91.4	—	535.4	415.7	88.8	—	504.5
Interest, net of interest income	127.9	22.1	78.5	228.5	108.2	38.9	67.0	214.1
Goodwill and other intangible asset impairment	443.0	725.9	—	1,168.9	—	—	—	—
Total expenses	2,010.0	1,118.6	106.3	3,234.9	1,579.0	383.8	94.7	2,057.5
Income (loss) before income taxes and minority interest	(594.7)	(747.9)	(103.6)	(1,446.2)	89.4	84.3	(92.4)	81.3
Adjustments:
Purchase accounting (a):
Direct operating and selling, general and administrative	9.7	9.5	0.5	19.7	10.3	8.8	0.5	19.6
Depreciation of revenue earning equipment	—	6.9	—	6.9	(0.1)	6.7	—	6.6
Non-cash debt charges (b)	33.2	2.3	8.3	43.8	12.6	2.9	3.1	18.6
Restructuring charges (c)	33.7	48.2	7.1	89.0	18.2	1.5	11.3	31.0
Restructuring related charges (c)	3.4	1.1	0.8	5.3	—	—	—	—
Vacation accrual adjustment (c)	—	—	—	—	(5.4)	(1.9)	(0.4)	(7.7)
Goodwill and other intangible asset impairment	443.0	725.9	—	1,168.9	—	—	—	—
Unrealized gain on derivative (d)	—	—	—	—	(0.9)	—	—	(0.9)
Realized loss on derivative (d)	5.0	—	—	5.0	—	—	—	—
Management transition costs (d)	—	—	3.9	3.9	—	—	4.0	4.0
Adjusted pre-tax income (loss)	(66.7)	46.0	(83.0)	(103.7)	124.1	102.3	(73.9)	152.5
Assumed (provision) benefit for income taxes of 34% in 2008 and 35% in 2007	22.7	(15.6)	28.2	35.3	(43.4)	(35.8)	25.9	(53.3)
Minority interest	—	—	(4.6)	(4.6)	—	—	(5.3)	(5.3)
Adjusted net income (loss)	$(44.0)	$30.4	$(59.4)	$(73.0)	$80.7	$66.5	$(53.3)	$93.9

Pro forma diluted number of shares outstanding				325.5				324.8

Adjusted diluted earnings (loss) per share				$(0.22)				$0.29

	Year Ended December 31, 2008				Year Ended December 31, 2007
			Other				Other
	Car	Equipment	Reconciling		Car	Equipment	Reconciling
	Rental	Rental	Items	Total	Rental	Rental	Items	Total
Total revenues:	$6,858.2	$1,658.1	$8.8	$8,525.1	$6,920.6	$1,755.9	$9.1	$8,685.6
Expenses:
Direct operating and selling, general and administrative	4,511.9	1,101.6	86.1	5,699.6	4,319.8	993.1	107.1	5,420.0
Depreciation of revenue earning equipment	1,843.8	350.4	—	2,194.2	1,695.4	308.0	—	2,003.4
Interest, net of interest income	444.8	109.5	290.9	845.2	436.8	146.3	292.3	875.4
Goodwill and other intangible asset impairment	443.0	725.9	—	1,168.9	—	—	—	—
Total expenses	7,243.5	2,287.4	377.0	9,907.9	6,452.0	1,447.4	399.4	8,298.8
Income (loss) before income taxes and minority interest	(385.3)	(629.3)	(368.2)	(1,382.8)	468.6	308.5	(390.3)	386.8
Adjustments:
Purchase accounting (a):
Direct operating and selling, general and administrative	40.4	36.0	2.0	78.4	38.3	35.3	1.8	75.4
Depreciation of revenue earning equipment	(0.2)	22.8	—	22.6	(3.0)	22.8	—	19.8
Non-cash debt charges (b)	71.1	10.3	18.8	100.2	66.5	11.2	28.2	105.9
Restructuring charges (c)	98.4	103.2	14.6	216.2	64.5	4.9	27.0	96.4
Restructuring related charges (c)	19.5	3.1	3.7	26.3	—	—	—	—
Vacation accrual adjustment (c)	—	—	—	—	(25.8)	(8.9)	(1.8)	(36.5)
Goodwill and other intangible asset impairment	443.0	725.9	—	1,168.9	—	—	—	—
Unrealized loss (gain) on derivative (d)	12.0	—	—	12.0	(4.1)	—	—	(4.1)
Realized gain on derivative (d)	(9.8)	—	—	(9.8)	—	—	—	—
Secondary offering costs (d)	—	—	—	—	—	—	2.0	2.0
Management transition costs (d)	—	—	5.2	5.2	—	—	15.0	15.0
Adjusted pre-tax income (loss)	289.1	272.0	(323.9)	237.2	605.0	373.8	(318.1)	660.7
Assumed (provision) benefit for income taxes of 34% in 2008 and 35% in 2007	(98.3)	(92.5)	110.1	(80.7)	(211.7)	(130.8)	111.3	(231.2)
Minority interest	—	—	(20.8)	(20.8)	—	—	(19.7)	(19.7)
Adjusted net income (loss)	$190.8	$179.5	$(234.6)	$135.7	$393.3	$243.0	$(226.5)	$409.8

Pro forma diluted number of shares outstanding				325.5				324.8

Adjusted diluted earnings per share				$0.42				$1.26

(a)          Represents the purchase accounting effects of the acquisition of all of Hertz’s common stock on December 21, 2005, and any subsequent acquisitions on our results of operations relating to increased depreciation and amortization of tangible and intangible assets and accretion of revalued workers’ compensation and public liability and property damage liabilities.

(b)         Represents non-cash debt charges relating to the amortization of deferred debt financing costs and debt discounts.  For the three months and year ended December 31, 2008, also includes $4.0 million and $11.8 million, respectively, associated with the ineffectiveness of our interest rate swaps.  For the three months and year ended December 31, 2007, also includes $2.7 million and $20.4 million, respectively, associated with the ineffectiveness of our interest rate swaps.  For the three months and year ended December 31, 2008, also includes the write-off of $22.3 million and $30.0 million, respectively, of unamortized debt costs relating to those countries who did not participate in the take-out asset-based facilities.  For the year ended December 31, 2007, also includes the write-off of $16.2 million of unamortized debt costs associated with a debt modification.

(c)          Amounts are included within direct operating and selling, general and administrative expense in our statement of operations.

(d)         Amounts are included within selling, general and administrative expense in our statement of operations.

Table 6

HERTZ GLOBAL HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In millions)

Unaudited

EBITDA, CORPORATE EBITDA, UNLEVERED PRE-TAX CASH FLOW,

LEVERED AFTER-TAX CASH FLOW BEFORE  FLEET GROWTH AND AFTER FLEET GROWTH

	Three Months Ended December 31, 2008				Three Months Ended December 31, 2007
			Other				Other
	Car	Equipment	Reconciling		Car	Equipment	Reconciling
	Rental	Rental	Items	Total	Rental	Rental	Items	Total

Income (loss) before income taxes and minority interest	$(594.7)	$(747.9)	$(103.6)	$(1,446.2)	$89.4	$84.3	$(92.4)	$81.3
Depreciation and amortization	483.9	108.0	1.5	593.4	454.9	107.3	1.1	563.3
Interest, net of interest income	127.9	22.1	78.5	228.5	108.2	38.9	67.0	214.1
Minority interest	—	—	(4.6)	(4.6)	—	—	(5.3)	(5.3)
EBITDA	17.1	(617.8)	(28.2)	(628.9)	652.5	230.5	(29.6)	853.4
Adjustments:
Car rental fleet interest	(128.5)	—	—	(128.5)	(107.1)	—	—	(107.1)
Car rental fleet depreciation	(444.0)	—	—	(444.0)	(415.7)	—	—	(415.7)
Non-cash expenses and charges (a)	34.0	0.3	11.9	46.2	11.9	0.2	15.2	27.3
Extraordinary, unusual or non-recurring gains and losses (b)	485.1	775.2	11.8	1,272.1	12.8	(0.4)	14.9	27.3
Corporate EBITDA	$(36.3)	$157.7	$(4.5)	116.9	$154.4	$230.3	$0.5	385.2
Equipment rental maintenance capital expenditures, net				(80.3)				(78.7)
Non-fleet capital expenditures, net				1.6				(23.9)
Changes in working capital (c)				315.3				176.6
Changes in other assets and liabilities (c)				(282.6)				(33.9)
Unlevered pre-tax cash flow (d)				70.9				425.3
Corporate net cash interest				(88.8)				(99.3)
Corporate cash taxes				(10.8)				(9.9)
Levered after-tax cash flow before fleet growth (d)				(28.7)				316.1
Equipment rental fleet growth capital expenditures				215.1				15.7
Car rental net fleet equity requirement				244.1				255.0
Levered after-tax cash flow after fleet growth (d)				$430.5				$586.8

	Year Ended December 31, 2008				Year Ended December 31, 2007
			Other				Other
	Car	Equipment	Reconciling		Car	Equipment	Reconciling
	Rental	Rental	Items	Total	Rental	Rental	Items	Total

Income (loss) before income taxes and minority interest	$(385.3)	$(629.3)	$(368.2)	$(1,382.8)	$468.6	$308.5	$(390.3)	$386.8
Depreciation and amortization	2,003.7	423.6	6.0	2,433.3	1,856.6	380.6	5.9	2,243.1
Interest, net of interest income	444.8	109.5	290.9	845.2	436.8	146.3	292.3	875.4
Minority interest	—	—	(20.8)	(20.8)	—	—	(19.7)	(19.7)
EBITDA	2,063.2	(96.2)	(92.1)	1,874.9	2,762.0	835.4	(111.8)	3,485.6
Adjustments:
Car rental fleet interest	(450.7)	—	—	(450.7)	(427.8)	—	—	(427.8)
Car rental fleet depreciation	(1,843.8)	—	—	(1,843.8)	(1,695.4)	—	—	(1,695.4)
Non-cash expenses and charges (a)	83.0	—	30.0	113.0	60.4	2.7	39.1	102.2
Extraordinary, unusual or non-recurring gains and losses (b)	551.1	832.2	23.5	1,406.8	38.7	(4.0)	42.2	76.9
Corporate EBITDA	$402.8	$736.0	$(38.6)	1,100.2	$737.9	$834.1	$(30.5)	1,541.5
Equipment rental maintenance capital expenditures, net				(312.3)				(272.8)
Non-fleet capital expenditures, net				(104.8)				(154.6)
Changes in working capital (c)				(6.8)				233.4
Changes in other assets and liabilities (c)				(558.4)				(77.3)
Unlevered pre-tax cash flow (d)				117.9				1,270.2
Corporate net cash interest				(358.4)				(399.6)
Corporate cash taxes				(33.4)				(28.3)
Levered after-tax cash flow before fleet growth (d)				(273.9)				842.3
Equipment rental fleet growth capital expenditures				492.7				(281.8)
Car rental net fleet equity requirement				(51.1)				(7.9)
Levered after-tax cash flow after fleet growth (d)				$167.7				$552.6

Table 6 (pg. 2)

(a)          As defined in the credit agreements for the senior credit facilities, Corporate EBITDA excludes the impact of certain non-cash expenses and charges.  The adjustments reflect the following:

NON-CASH EXPENSES AND CHARGES

	Three Months Ended December 31, 2008				Three Months Ended December 31, 2007
			Other				Other
	Car	Equipment	Reconciling		Car	Equipment	Reconciling
	Rental	Rental	Items	Total	Rental	Rental	Items	Total

Non-cash amortization and write-off of debt costs included in car rental fleet interest	$33.5	$—	$—	$33.5	$12.2	$—	$—	$12.2
Non-cash stock-based employee compensation charges	—	—	7.7	7.7	—	—	6.0	6.0
Non-cash charges for workers’ compensation	0.5	0.3	0.1	0.9	0.6	0.2	—	0.8
Non-cash charges for pension	—	—	4.1	4.1	—	—	9.2	9.2
Unrealized gain on derivative	—	—	—	—	(0.9)	—	—	(0.9)
Total non-cash expenses and charges	$34.0	$0.3	$11.9	$46.2	$11.9	$0.2	$15.2	$27.3

NON-CASH EXPENSES AND CHARGES

	Year Ended December 31, 2008				Year Ended December 31, 2007
			Other				Other
	Car	Equipment	Reconciling		Car	Equipment	Reconciling
	Rental	Rental	Items	Total	Rental	Rental	Items	Total

Non-cash amortization and write-off of debt costs included in car rental fleet interest	$71.0	$—	$—	$71.0	$64.4	$—	$—	$64.4
Non-cash stock-based employee compensation charges	—	—	28.0	28.0	—	—	26.8	26.8
Non-cash charges for workers’ compensation	—	—	—	—	(0.2)	2.7	0.1	2.6
Non-cash charges for pension	—	—	2.0	2.0	—	—	12.2	12.2
Unrealized loss (gain) on derivative	12.0	—	—	12.0	(3.8)	—	—	(3.8)
Total non-cash expenses and charges	$83.0	$—	$30.0	$113.0	$60.4	$2.7	$39.1	$102.2

(b)         As defined in the credit agreements for the senior credit facilities, Corporate EBITDA excludes the impact of extraordinary, unusual or non-recurring gains or losses or charges or credits.   The adjustments reflect the following:

EXTRAORDINARY, UNUSUAL OR NON-RECURRING ITEMS

	Three Months Ended December 31, 2008				Three Months Ended December 31, 2007
			Other				Other
	Car	Equipment	Reconciling		Car	Equipment	Reconciling
	Rental	Rental	Items	Total	Rental	Rental	Items	Total

Restructuring charges	$33.7	$48.2	$7.1	$89.0	$18.2	$1.5	$11.3	$31.0
Restructuring related charges	3.4	1.1	0.8	5.3	—	—	—	—
Vacation accrual adjustment	—	—	—	—	(5.4)	(1.9)	(0.4)	(7.7)
Goodwill and other intangible asset impairment	443.0	725.9	—	1,168.9	—	—	—	—
Realized loss on derivative	5.0	—	—	5.0	—	—	—	—
Management transition costs	—	—	3.9	3.9	—	—	4.0	4.0
Total extraordinary, unusual or non-recurring items	$485.1	$775.2	$11.8	$1,272.1	$12.8	$(0.4)	$14.9	$27.3

EXTRAORDINARY, UNUSUAL OR NON-RECURRING ITEMS

	Year Ended December 31, 2008				Year Ended December 31, 2007
			Other				Other
	Car	Equipment	Reconciling		Car	Equipment	Reconciling
	Rental	Rental	Items	Total	Rental	Rental	Items	Total

Restructuring charges	$98.4	$103.2	$14.6	$216.2	$64.5	$4.9	$27.0	$96.4
Restructuring related charges	19.5	3.1	3.7	26.3	—	—	—	—
Vacation accrual adjustment	—	—	—	—	(25.8)	(8.9)	(1.8)	(36.5)
Goodwill and other intangible asset impairment	443.0	725.9	—	1,168.9	—	—	—	—
Realized gain on derivative	(9.8)	—	—	(9.8)	—	—	—	—
Secondary offering costs	—	—	—	—	—	—	2.0	2.0
Management transition costs	—	—	5.2	5.2	—	—	15.0	15.0
Total extraordinary, unusual or non-recurring items	$551.1	$832.2	$23.5	$1,406.8	$38.7	$(4.0)	$42.2	$76.9

(c)          In 2008, the Company has reclassified its December 31, 2007 interest rate swap liability balance from “changes in working capital” to “changes in other assets and liabilities.”

(d)         Amounts include the effect of fluctuations in foreign currency.

Table 7

HERTZ GLOBAL HOLDINGS, INC.

RECONCILIATION OF NON-GAAP MEASURES

(In millions)

Unaudited

RECONCILIATION FROM ADJUSTED PRE-TAX INCOME (LOSS) TO CORPORATE EBITDA

	Three Months Ended December 31, 2008				Three Months Ended December 31, 2007
			Other				Other
	Car	Equipment	Reconciling		Car	Equipment	Reconciling
	Rental	Rental	Items	Total	Rental	Rental	Items	Total
Adjusted pre-tax income (loss) (a)	$(66.7)	$46.0	$(83.0)	$(103.7)	$124.1	$102.3	$(73.9)	$152.5
Depreciation of property and equipment	31.4	8.5	1.5	41.4	31.0	10.6	1.1	42.7
Amortization of other intangible assets	8.5	8.1	—	16.6	8.2	7.9	—	16.1
Equipment rental fleet depreciation	—	91.4	—	91.4	—	88.8	—	88.8
Interest, net of interest income	127.9	22.1	78.5	228.5	108.2	38.9	67.0	214.1
Car rental fleet interest	(128.5)	—	—	(128.5)	(107.1)	—	—	(107.1)
Non-cash debt charges	(33.2)	(2.3)	(8.3)	(43.8)	(12.6)	(2.9)	(3.1)	(18.6)
Non-cash amortization and write-off of debt costs included in car rental fleet interest	33.5	—	—	33.5	12.2	—	—	12.2
Purchase accounting	(9.7)	(16.4)	(0.5)	(26.6)	(10.2)	(15.5)	(0.5)	(26.2)
Non-cash stock-based employee compensation charges	—	—	7.7	7.7	—	—	6.0	6.0
Non-cash charges for workers’ compensation	0.5	0.3	0.1	0.9	0.6	0.2	—	0.8
Non-cash charges for pension	—	—	4.1	4.1	—	—	9.2	9.2
Minority interest	—	—	(4.6)	(4.6)	—	—	(5.3)	(5.3)
Corporate EBITDA (a)	$(36.3)	$157.7	$(4.5)	$116.9	$154.4	$230.3	$0.5	$385.2

	Year Ended December 31, 2008				Year Ended December 31, 2007
			Other				Other
	Car	Equipment	Reconciling		Car	Equipment	Reconciling
	Rental	Rental	Items	Total	Rental	Rental	Items	Total
Adjusted pre-tax income (loss) (a)	$289.1	$272.0	$(323.9)	$237.2	$605.0	$373.8	$(318.1)	$660.7
Depreciation of property and equipment	126.0	40.8	6.0	172.8	130.8	40.4	5.9	177.1
Amortization of other intangible assets	33.9	32.4	—	66.3	30.4	32.2	—	62.6
Equipment rental fleet depreciation	—	350.4	—	350.4	—	308.0	—	308.0
Interest, net of interest income	444.8	109.5	290.9	845.2	436.8	146.3	292.3	875.4
Car rental fleet interest	(450.7)	—	—	(450.7)	(427.8)	—	—	(427.8)
Non-cash debt charges	(71.1)	(10.3)	(18.8)	(100.2)	(66.5)	(11.2)	(28.2)	(105.9)
Non-cash amortization and write-off of debt costs included in car rental fleet interest	71.0	—	—	71.0	64.4	—	—	64.4
Purchase accounting	(40.2)	(58.8)	(2.0)	(101.0)	(35.3)	(58.1)	(1.8)	(95.2)
Non-cash stock-based employee compensation charges	—	—	28.0	28.0	—	—	26.8	26.8
Non-cash charges for workers’ compensation	—	—	—	—	(0.2)	2.7	0.1	2.6
Non-cash charges for pension	—	—	2.0	2.0	—	—	12.2	12.2
Unrealized loss on derivative	—	—	—	—	0.3	—	—	0.3
Minority interest	—	—	(20.8)	(20.8)	—	—	(19.7)	(19.7)
Corporate EBITDA (a)	$402.8	$736.0	$(38.6)	$1,100.2	$737.9	$834.1	$(30.5)	$1,541.5

(a) Represents a non-GAAP measure, see the accompanying reconciliations and definitions.

Table 8

HERTZ GLOBAL HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In millions, except as noted)

Unaudited

RECONCILIATION FROM OPERATING CASH FLOWS TO EBITDA:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net cash provided by operating activities	$520.7	$881.0	$2,095.5	$3,089.5
Amortization and write-off of debt costs and debt modification costs	(39.7)	(15.8)	(88.1)	(85.3)
Provision for losses on doubtful accounts	(9.4)	(3.5)	(31.1)	(13.9)
Unrealized gain (loss) on derivative	—	0.9	(12.0)	3.9
Gain on sale of property and equipment	0.2	10.4	9.6	24.8
Loss on ineffectiveness of interest rate swaps	(4.0)	(2.7)	(11.8)	(20.4)
Stock-based employee compensation charges	(7.7)	(8.6)	(28.0)	(32.9)
Asset writedowns	(59.1)	—	(93.2)	—
Goodwill and other intangible asset impairment	(1,168.9)	—	(1,168.9)	—
Minority interest	(4.6)	(5.3)	(20.8)	(19.7)
Deferred income taxes	243.6	(1.6)	238.6	(59.7)
Provision (benefit) for taxes on income	(236.6)	(4.7)	(200.6)	102.6
Interest, net of interest income	228.5	214.1	845.2	875.4
Net changes in assets and liabilities	(91.9)	(210.8)	340.5	(378.7)
EBITDA	$(628.9)	$853.4	$1,874.9	$3,485.6

NET CORPORATE DEBT AND NET FLEET DEBT

	December 31,	September 30,	December 31,	September 30,	December 31,
	2008	2008	2007	2007	2006

Corporate Debt
Debt, less:	$10,972.3	$12,844.2	$11,960.1	$13,035.0	$12,276.2
U.S Fleet Debt and Pre-Acquisition Notes	4,254.5	4,745.8	4,603.5	5,099.6	4,845.2
International Fleet Debt	1,027.1	1,377.6	1,912.4	2,398.8	1,987.8
U.K. Leveraged Financing	167.8	278.8	222.7	—	—
Fleet Financing Facility	149.3	154.2	170.4	166.3	165.9
Canadian Fleet Financing Facility	111.6	268.7	155.4	272.7	—
International ABS Fleet Financing Facility	591.1	711.9	—	—	—
Other International Facilities	85.4	102.4	92.9	88.6	—
Fleet Debt	$6,386.8	$7,639.4	$7,157.3	$8,026.0	$6,998.9
Corporate Debt	$4,585.5	$5,204.8	$4,802.8	$5,009.0	$5,277.3

Corporate Restricted Cash
Restricted Cash, less:	$731.4	$514.0	$661.0	$430.2	$552.5
Restricted Cash Associated with Fleet Debt	(557.2)	(288.2)	(573.1)	(390.0)	(487.0)
Corporate Restricted Cash	$174.2	$225.8	$87.9	$40.2	$65.5

Net Corporate Debt
Corporate Debt, less:	$4,585.5	$5,204.8	$4,802.8	$5,009.0	$5,277.3
Cash and Equivalents	(594.3)	(731.5)	(730.2)	(397.3)	(674.5)
Corporate Restricted Cash	(174.2)	(225.8)	(87.9)	(40.2)	(65.5)
Net Corporate Debt	$3,817.0	$4,247.5	$3,984.7	$4,571.5	$4,537.3

Net Fleet Debt
Fleet Debt, less:	$6,386.8	$7,639.4	$7,157.3	$8,026.0	$6,998.9
Restricted Cash Associated with Fleet Debt	(557.2)	(288.2)	(573.1)	(390.0)	(487.0)
Net Fleet Debt	$5,829.6	$7,351.2	$6,584.2	$7,636.0	$6,511.9

Total Net Debt	$9,646.6	$11,598.7	$10,568.9	$12,207.5	$11,049.2

CAR RENTAL RATE REVENUE PER TRANSACTION DAY (a)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Car rental revenue per statement of operations (b)	$1,390.4	$1,639.5	$6,730.4	$6,800.7
Non-rental rate revenue (c)	(214.1)	(236.8)	(989.0)	(972.9)
Foreign currency adjustment	70.1	2.6	19.7	136.4
Rental rate revenue	$1,246.4	$1,405.3	$5,761.1	$5,964.2
Transactions days (in thousands)	28,856	31,000	127,897	129,355
Rental rate revenue per transaction day (in whole dollars)	$43.19	$45.33	$45.04	$46.11

EQUIPMENT RENTAL AND RENTAL RELATED REVENUE (a)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Equipment rental revenue per statement of operations	$370.4	$467.9	$1,657.3	$1,755.3
Equipment sales and other revenue	(39.6)	(49.5)	(177.0)	(190.2)
Foreign currency adjustment	11.2	0.6	1.5	31.0
Rental and rental related revenue	$342.0	$419.0	$1,481.8	$1,596.1

(a)	Based on 12/31/07 foreign exchange rates.
(b)

Includes U.S. off-airport revenues of $216.8 million and $230.1 million for the three months ended December 31, 2008 and 2007, respectively, and $971.8 million and $963.8 million for the years ended December 31, 2008 and 2007, respectively.

(c)

Consists of domestic revenues of $142.3 million and $160.0 million and international revenues of $71.8 million and $76.8 million for the three months ended December 31, 2008 and 2007, respectively, and domestic revenues of $671.1 million and $650.0 million and international revenues of $317.9 million and $322.9 million for the years ended December 31, 2008 and 2007, respectively.

Table 9

HERTZ GLOBAL HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In millions)

Unaudited

TOTAL NET CASH FLOW

	Three	Three
	Months Ended	Months Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007

Net cash provided by operating activities	$520.7	$881.0	$2,095.5	$3,089.5
Net cash provided by (used in) investing activities	1,077.3	629.3	(1,459.6)	(2,343.6)
Net change in restricted cash	217.9	229.9	71.8	105.9
Payment of financing costs	(27.4)	(15.6)	(61.2)	(39.9)
Exercise of stock options	—	1.3	6.8	5.6
Distributions of minority interest	(11.2)	(7.7)	(24.2)	(13.5)
Proceeds from the disgorgement of stockholder short-swing profits	—	—	—	4.8
Cash overdraft reclass	(10.3)	10.9	(36.0)	39.0

Total net cash flow	$1,767.0	$1,729.1	$593.1	$847.8

Non-GAAP Measures: Definitions and Use/Importance

On December 21, 2005 (“Closing Date”) an indirect, wholly owned subsidiary of Hertz Global Holdings, Inc. (“Hertz Holdings”) acquired all of The Hertz Corporation’s (“Hertz”) common stock from Ford Holdings LLC (“Ford Holdings”) pursuant to a Stock Purchase Agreement, dated as of September 12, 2005, among Ford Motor Company (“Ford”), Ford Holdings and Hertz Holdings (previously known as CCMG Holdings, Inc.). As a result of this transaction, investment funds associated with or designated by Clayton, Dubilier & Rice, Inc., The Carlyle Group and Merrill Lynch Global Private Equity (collectively, the “Sponsors”), owned all of the common stock of Hertz Holdings. After giving effect to the initial public offering of the common stock of Hertz Holdings in November 2006 and a secondary offering in June 2007, the Sponsors now own approximately 55% of the common stock of Hertz Holdings. We refer to the acquisition of all of Hertz’s common stock as the “Acquisition.” We refer to the Acquisition, together with related transactions entered into to finance the cash consideration for the Acquisition, to refinance certain of our existing indebtedness and to pay related transaction fees and expenses, as the “Transactions.” The term “GAAP” refers to accounting principles generally accepted in the United States of America.

Definitions of non-GAAP measures utilized in Hertz Holdings’ February 23, 2009 Press Release are set forth below. Also set forth below is a summary of the reasons why management of Hertz Holdings and Hertz believes that the presentation of the non-GAAP financial measures included in the Press Release provide useful information regarding Hertz Holdings’ and Hertz’s financial condition and results of operations and additional purposes, if any, for which management of Hertz Holdings and Hertz utilize the non-GAAP measures.

1. Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Corporate EBITDA

We present EBITDA and Corporate EBITDA to provide investors with supplemental measures of our operating performance and liquidity and, in the case of Corporate EBITDA, information utilized in the calculation of the financial covenants under Hertz’s senior credit facilities. EBITDA is defined as consolidated net income before net interest expense, consolidated income taxes and consolidated depreciation and amortization. Corporate EBITDA differs from the term “EBITDA” as it is commonly used. Corporate EBITDA means “EBITDA” as that term is defined under Hertz’s senior credit facilities, which is generally consolidated net income before net interest expense (other than interest expense relating to certain car rental fleet financing), consolidated income taxes, consolidated depreciation (other than depreciation related to the car rental fleet) and amortization and before certain other items, in each case as more fully defined in the agreements governing Hertz’s senior credit facilities. The other items excluded in this calculation include, but are not limited to: non-cash expenses and charges; extraordinary, unusual or non-recurring gains or losses; gains or losses associated with the sale or write-down of assets not in the ordinary course of business; and earnings to the extent of cash dividends or distributions paid from non-controlled affiliates. Further, the covenants in Hertz’s senior credit facilities are calculated using Corporate EBITDA for the most recent four fiscal quarters as a whole. As a result, the measure can be disproportionately affected by a particularly strong or weak quarter. Further, it may not be comparable to the measure for any subsequent four-quarter period or for any complete fiscal year.

Management uses EBITDA and Corporate EBITDA as performance and cash flow metrics for internal monitoring and planning purposes, including the preparation of our annual operating budget and monthly operating reviews, as well as to facilitate analysis of investment decisions. In addition, both metrics are important to allow us to evaluate profitability and make performance trend comparisons between us and our competitors. Further, we believe EBITDA and Corporate EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industries.

EBITDA is also used by management and investors to evaluate our operating performance exclusive of financing costs and depreciation policies. Further, because we have two business segments that are financed differently and have different underlying depreciation characteristics, EBITDA enables investors to isolate the effects on profitability of operating metrics such as revenue, operating expenses and selling, general and administrative expenses. In addition to its use to monitor performance trends, EBITDA provides a comparative metric to management and investors that is consistent across companies with different capital structures and depreciation policies. This enables management and investors to compare our performance on a consolidated basis and on a segment basis to that of our peers. In addition, our management uses consolidated EBITDA as a proxy for cash flow available to finance fleet expenditures and the costs of our capital structure on a day-to-day basis so that we can more easily monitor our cash flows when a full statement of cash flows is not available.

Corporate EBITDA also serves as an important measure of our performance. Corporate EBITDA for our car rental segment enables us to assess our operating performance inclusive of fleet management performance, depreciation assumptions and the cost of financing our fleet. In addition, Corporate EBITDA for our car rental segment allows us to compare our performance, inclusive of fleet mix and financing decisions, to the performance of our competitors. Since most of our competitors utilize asset-backed fleet debt to finance fleet acquisitions, this measure is relevant for evaluating our operating efficiency inclusive of our fleet acquisition and utilization. For our equipment rental segment, Corporate EBITDA provides an appropriate measure of performance because the investment in our equipment fleet is longer-term in nature than for our car rental segment and therefore Corporate EBITDA allows management to assess operating performance exclusive of interim changes in depreciation assumptions. Further, unlike our car rental segment, our equipment rental fleet is not financed through separate securitization-based fleet financing facilities, but rather through our corporate debt. Corporate EBITDA for our equipment rental segment is a key measure used to make investment decisions because it enables us to evaluate return on investments. For both segments, Corporate EBITDA provides a relevant profitability metric for use in comparison of our performance against our public peers, many of whom publicly disclose a comparable metric. In addition, we believe that investors, analysts and rating agencies consider EBITDA and Corporate EBITDA useful in measuring our ability to meet our debt service obligations and make capital expenditures. Several of Hertz’s material debt covenants are based on financial ratios utilizing Corporate EBITDA and non-compliance with those covenants could result in the requirement to immediately repay all amounts outstanding under those agreements, which could have a material adverse effect on our results of operations, financial position and cash flows.

EBITDA and Corporate EBITDA are not recognized measurements under GAAP. When evaluating our operating performance or liquidity, investors should not consider EBITDA and Corporate EBITDA in isolation of, or as a substitute for, measures of our financial performance and liquidity as determined in accordance with GAAP, such as net income, operating income or net cash provided by operating activities. EBITDA and Corporate EBITDA may have material limitations as performance measures because they exclude items that are necessary elements of our costs and operations. Because other companies may calculate EBITDA and Corporate EBITDA differently than we do, EBITDA may not be, and Corporate EBITDA as presented is not, comparable to similarly titled measures reported by other companies.

Borrowings under Hertz’s senior credit facilities are a key source of our liquidity. Hertz’s ability to borrow under these senior credit facilities depends upon, among other things, the maintenance of a sufficient borrowing base and compliance with the financial ratio covenants based on Corporate EBITDA set forth in the credit agreements for Hertz’s senior credit facilities. Hertz’s senior term loan facility requires it to maintain a specified consolidated leverage ratio and a consolidated interest expense coverage ratio based on Corporate EBITDA, while its senior asset-based loan facility requires that a specified consolidated leverage ratio and consolidated fixed charge coverage ratio be maintained for periods during which there is less than $200 million of available borrowing capacity under the senior asset-based loan facility. These financial covenants became applicable to Hertz beginning September 30, 2006, reflecting the four quarter period ending thereon. Failure to comply with these financial ratio covenants would result in a default under the credit agreements for Hertz’s senior credit facilities and, absent a waiver or an amendment from the lenders, permit the acceleration of all outstanding borrowings under the senior credit facilities. As of December 31, 2008, we performed the calculations associated with the above noted financial covenants and determined that Hertz is in compliance with such covenants.

2. Adjusted Pre-Tax Income

Adjusted pre-tax income is calculated as income before income taxes and minority interest plus non-cash purchase accounting charges, non-cash debt charges relating to the amortization of debt financing costs and debt discounts and certain one-time charges and non-operational items. Adjusted pre-tax income is important to management because it allows management to assess operational performance of our business, exclusive of the items mentioned above.  It also allows management to assess the performance of the entire business on the same basis as the segment measure of profitability.  Management believes that it is important to investors for the same reasons it is important to management and because it allows them to assess the operational performance of the Company on the same basis that management uses internally.

 3. Adjusted Net Income

Adjusted net income is calculated as adjusted pre-tax income less a provision for income taxes derived utilizing a normalized income tax rate and minority interest. The normalized income tax rate is management’s estimate of our long-term tax rate.  Adjusted net income is important to management and investors because it represents our operational performance exclusive of the effects of purchase accounting, non-cash debt charges, one-time charges and items that are not operational in nature or comparable to those of our competitors.

4. Adjusted Diluted Earnings Per Share

Adjusted diluted earnings per share is calculated as adjusted net income divided by, for 2008, the actual diluted weighted average number of shares outstanding for the year ended December 31, 2007, and for 2007, the pro forma post-IPO number of shares outstanding. Adjusted diluted earnings per share is important to management and investors because it represents a measure of our operational performance exclusive of the effects of purchase accounting adjustments, non-cash debt charges, one-time charges and items that are not operational in nature or comparable to those of our competitors. Utilizing the pro forma post-IPO number of shares outstanding in 2007 is important to management and investors because it represents a measure of our earnings per share as if the effects of the initial public offering were applicable to all periods in 2007.

5. Transaction Days

Transaction days represent the total number of days that vehicles were on rent in a given period.

6. Car Rental Rate Revenue and Rental Rate Revenue Per Transaction Day

Car rental rate revenue consists of all revenue, net of discounts, associated with the rental of cars including charges for optional insurance products, but excluding revenue derived from fueling and concession and other expense pass-throughs, NeverLost units in the U.S. and certain ancillary revenue. Rental rate revenue per transaction day is calculated as total rental rate revenue, divided by the total number of transaction days, with all periods adjusted to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends. This statistic is important to management and investors as it represents the best measurement of the changes in underlying pricing in the car rental business and encompasses the elements in car rental pricing that management has the ability to control.  The optional insurance products are packaged within certain negotiated corporate, government and membership programs and within certain retail rates being charged.  Based upon these existing programs and rate packages, management believes that these optional insurance products should be consistently included in the daily pricing of car rental transactions.  On the other hand, non-rental rate revenue items such as refueling and concession pass-through expense items are driven by factors beyond the control of management (i.e. the price of fuel and the concession fees charged by airports).   Additionally, NeverLost units are an optional revenue product which management does not consider to be part of their daily pricing of car rental transactions.

7. Equipment Rental and Rental Related Revenue

Equipment rental and rental related revenue consists of all revenue, net of discounts, associated with the rental of equipment including charges for delivery, loss damage waivers and fueling, but excluding revenue arising from the sale of equipment, parts and supplies and certain other ancillary revenue. Rental and rental related revenue is adjusted in all periods to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends. This statistic is important to our management and to investors as it is utilized in the measurement of rental revenue generated per dollar invested in fleet on an annualized basis and is comparable with the reporting of other industry participants.

8. Same Store Revenue Growth

Same store revenue growth represents the change in the current period total same store revenue over the prior period total same store revenue as a percentage of the prior period. The same store revenue amounts are adjusted in all periods to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends.

9. Unlevered Pre-Tax Cash Flow

Unlevered pre-tax cash flow is calculated as Corporate EBITDA less equipment rental fleet depreciation including gain (loss) on sale, non-fleet capital expenditures, net of non-fleet disposals, plus changes in working capital (accounts receivable, inventories, prepaid expenses, accounts payable and accrued liabilities), and changes in other assets and liabilities (including public liability and property damage, U.S. pension liability, other assets and liabilities, equity and minority interest). Unlevered pre-tax cash flow is important to management and investors as it represents funds available to pay corporate interest and taxes and to grow our fleet or reduce debt.

10. Levered After-Tax Cash Flow Before Fleet Growth

Levered after-tax cash flow before fleet growth is calculated as Unlevered Pre-Tax Cash Flow less corporate net cash interest and corporate cash taxes. Levered after-tax cash flow before fleet growth is important to management and investors as it represents the funds available to grow our fleet or reduce our debt.

11. Corporate Net Cash Interest (used in the calculation of Levered After-Tax Cash Flow Before Fleet Growth)

Corporate net cash interest represents total interest expense, net of total interest income, less car rental fleet interest expense, net of car rental fleet interest income, and non-cash corporate interest charges. Non-cash corporate interest charges represent the amortization of corporate debt financing costs and corporate debt discounts. Corporate net cash interest helps management and investors measure the ongoing costs of financing the business exclusive of the costs associated with the fleet financing.

12. Corporate Cash Taxes (used in the calculation of Levered After-Tax Cash Flow Before Fleet Growth)

Corporate cash taxes represents cash paid by the Company during the period for income taxes.

13. Levered After-Tax Cash Flow After Fleet Growth

Levered after-tax cash flow after fleet growth is calculated as Levered After-Tax Cash Flow Before Fleet Growth less equipment rental fleet growth capital expenditures and less gross car rental fleet growth capital expenditures plus car rental fleet financing. Levered after-tax cash flow after fleet growth is important to management and investors as it represents the funds available for the reduction of corporate debt.

14. Net Corporate Debt

Net corporate debt is calculated as total debt excluding fleet debt less cash and equivalents and short-term investments, if any, and corporate restricted cash.  Corporate debt consists of senior notes issued prior to the Acquisition; borrowings under our Senior Term Facility; borrowings under our Senior ABL Facility; our Senior Notes; our Senior Subordinated Notes; and certain other indebtedness of our domestic and foreign subsidiaries. Net Corporate Debt is important to management, investors and ratings agencies as it helps measure our leverage. Net Corporate Debt also assists in the evaluation of our ability to service our non-fleet-related debt without reference to the expense associated with the fleet debt, which is fully collateralized by assets not available to lenders under the non-fleet debt facilities.

15. Net Fleet Debt

Net fleet debt is calculated as total fleet debt less restricted cash associated with fleet debt.  Fleet debt consists of our U.S. ABS Fleet Debt, the Fleet Financing Facility, obligations incurred under our International Fleet Debt Facilities, capital lease financings relating to revenue earning equipment that are outside the International Fleet Debt Facilities, the International ABS Fleet Financing Facility, the Belgian Fleet Financing Facility, the Brazilian Fleet Financing Facility, the Canadian Fleet Financing Facility, the U.K. Leveraged Financing and the pre-Acquisition ABS Notes. This measure is important to management, investors and ratings agencies as it helps measure our leverage.

16. Total Net Debt

Total net debt is calculated as net corporate debt plus net fleet debt.

17. Corporate Restricted Cash (used in the calculation of Net Corporate Debt)

Total restricted cash includes cash and equivalents that are not readily available for our normal disbursements. Total restricted cash and equivalents are restricted for the purchase of revenue earning vehicles and other specified uses under our Fleet Debt facilities, our like-kind exchange programs and to satisfy certain of our self insurance regulatory reserve requirements. Corporate restricted cash is calculated as total restricted cash less restricted cash associated with fleet debt.

18. Restricted Cash Associated with Fleet Debt (used in the calculation of Net Fleet Debt and Corporate Restricted Cash)

Restricted cash associated with fleet debt is restricted for the purchase of revenue earning vehicles and other specified uses under our Fleet Debt facilities and our car rental like-kind exchange program.

19. Total Net Cash Flow

Total net cash flow is calculated as the change in the cash and equivalents, restricted cash and debt balances, adjusted for the effects of foreign currency.  Total net cash flow is important to management and investors as it represents funds available to grow our fleet or reduce our debt.

20. Total Net Cash Flow Yield

Total net cash flow yield is calculated as total net cash flow divided by the pro forma diluted number of shares outstanding during the period as a percentage of the average stock price for the period.